Exhibit 10.4

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made as of July 19, 2016 by and between Kalle Bergman, an individual (the “Restricted Holder”), and Content Checked Holdings, Inc., a Nevada corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the SPA (as defined herein).

WHEREAS, pursuant to the transactions contemplated under that certain Share Exchange Agreement, dated as of July 17, 2016 (the “SPA”), by and among the Company, Honest Cooking Media LLC, a Delaware limited liability company (“HCM”), and the Restricted Holder, the Company will acquire all of the outstanding LLC membership interests of HCM in in exchange for 1,369,863 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), on the terms set forth in the SPA (the “Acquisition”);

WHEREAS, the Restricted Holder may receive such number of additional shares of Common Stock as provided in the SPA to be determined if there is an adjustment to the number of shares to be issued to the Restricted Holder (the “Additional Shares”); and

WHEREAS, the SPA provides that, among other things, all of the Shares and Additional Shares to be issued to the Restricted Holder pursuant to the SPA (collectively, the “Restricted Securities”) shall be subject to certain restrictions on Disposition (as defined below) during the period of twenty-four (24) months immediately following the Closing Date (the “Restricted Period”) and in certain amounts, subject to certain conditions all as more fully set forth herein.

NOW, THEREFORE, as an inducement to and in consideration of the Company’s agreement to enter into the SPA and proceed with the Acquisition, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Lock Up Period.

(a) During the Restricted Period, the Restricted Holder will not, directly or indirectly: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale, lend or otherwise dispose of or transfer any Restricted Securities or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Restricted Securities (with the actions described in clause (i) or (ii) above being hereinafter referred to as a “Disposition”); provided, however, that if the Company engages in an underwritten public offering of its equity or convertible securities prior to the end of the Restricted Period, the managing underwriter may waive the balance of the Restricted Period if requested by the Company; provided, further however, that such Restricted Period shall be subject to earlier termination with the written approval of the lead underwriter of any underwritten public offering of Company’s equity or convertible securities for gross proceeds to Company of at least $25 million. The foregoing restrictions are expressly agreed to preclude the Restricted Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any of the Restricted Securities of the Restricted Holder during the Restricted Period, even if such securities would be disposed of by someone other than the Restricted Holder. The Restricted Holder may sell some or all of the Restricted Securities so long as the purchaser complies with the provisions of Section 3(m) of this Agreement.

(b) In addition, during the Restricted Period, the Restricted Holder will not, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to any shares of Common Stock, borrow or pre-borrow any shares of Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to shares of Common Stock or with respect to any security that includes, is convertible into or exercisable for or derives any significant part of its value from shares of Common Stock or otherwise seek to hedge the Restricted Holder’s position in the Common Stock.

(c) Notwithstanding anything contained herein to the contrary, the Restricted Holder shall be permitted to:

(i) engage in any Disposition for up to an aggregate of 25% of the Restricted Securities on the sixth (6th) month anniversary of the Closing Date (and accrued unsold amounts, if any);

(ii) engage in any Disposition for up to an aggregate of additional 25% of the Restricted Securities (total of 50%) on the twelfth (12th) month anniversary of the Closing Date (and accrued unsold amounts, if any);

(iii) engage in any Disposition for up to an aggregate of additional 25% of the Restricted Securities (total of 75%) on the eighteenth (18th) month anniversary of the Closing Date (and accrued unsold amounts, if any);

(iv) engage in any Disposition for up to an aggregate of additional remaining 25% of the Restricted Securities (total of 100%) on the twenty-fourth (24th) month anniversary of the Closing Date (and accrued unsold amounts, if any); and

(v) engage in any Disposition (w) where the transferee agrees in writing that the Restricted Securities shall continue to be subject to the restrictions on transfer set forth in this Agreement and such transferee is approved by the Company in its reasonable discretion, (x) where such Disposition is in connection with estate planning purposes, including, without limitation to an inter-vivos trust and the transferee takes title to such shares subject to the restrictions on transfer set forth in this Agreement, (y) upon the written approval of the lead underwriter in any underwritten public offering of Company’s securities, or (z) where such Disposition is to an affiliate of such Restricted Holder (including entities wholly owned by such Restricted Holder or one or more trusts where such Restricted Holder is the grantor of such trust(s)), and with respect to each clause (w) through (z) above (inclusive), as long as such transferee executes a copy of this Agreement.

(d) Notwithstanding anything contained herein to the contrary, the restrictions contained in this Agreement shall not apply to any shares of Common Stock acquired by Restricted Holder in the open market after the closing of the Acquisition.

2.	Legends; Stop Transfer Instructions.

(a) In addition to any legends to reflect applicable transfer restrictions under federal or state securities laws, each stock certificate representing Restricted Securities shall be stamped or otherwise imprinted with the following legend:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT, DATED AS OF JULY 19, 2016, BETWEEN THE HOLDER HEREOF AND THE ISSUER AND MAY ONLY BE SOLD OR TRANSFERRED IN ACCORDANCE WITH THE TERMS THEREOF.”

(b) The Restricted Holder hereby agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Restricted Securities or securities convertible into or exchangeable for Restricted Securities held by the Restricted Holder except in compliance with this Agreement.

3.	Miscellaneous.

(a) Periodic Reports. The Company shall be permitted at any time to request from the Restricted Holder such person’s brokerage statement summary with respect to the Restricted Securities covering any period during the Restricted Period, and the Restricted Holder shall in good faith provide such statement to the Company within five (5) business days of the date of such request.

(b) Specific Performance. The Restricted Holder agrees that in the event of any breach or threatened breach by the Restricted Holder of any covenant, obligation or other provision contained in this Agreement, then the Company shall be entitled (in addition to any other remedy that may be available to the Company) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. The Restricted Holder further agrees that neither the Company nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3, and the Restricted Holder irrevocably waives any right that he, she, or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) Other Agreements. Nothing in this Agreement shall limit any of the rights or remedies of the Company under the SPA, or any of the rights or remedies of the Company or any of the obligations of the Restricted Holder under any other agreement between the Restricted Holder and the Company or any certificate or instrument executed by the Restricted Holder in favor of the Company; and nothing in the SPA or in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of the Restricted Holder under this Agreement.

(d) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:	Copy to (which copy shall not constitute notice hereunder):

Content Checked Holdings, Inc.	Foley Shechter LLP
8730 Sunset Blvd, Suite 240	129 W. 29th Street, 5th Floor
West Hollywood, CA 90069	New York, New York 10001
Attn: Kris Finstad, CEO	Attn: Jonathan Shechter, Esq.
Facsimile: +1-310-564-1990	Facsimile: +1-917-688-4092

If to the Restricted Holder:	Copy to (which copy shall not constitute notice hereunder):
To the address set forth on the signature page hereto.

Attn: _____________________________________
Facsimile: __________________________________

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

(e) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(f) Applicable Law; Jurisdiction. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties arising out of this Agreement, (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts having jurisdiction over New York County, New York; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court having jurisdiction over New York County, New York; (iii) each of the parties irrevocably waives the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with this Agreement.

(g) Waiver; Termination. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the SPA is terminated, this Agreement shall thereupon terminate.

(h) Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i) Further Assurances. The Restricted Holder hereby represents and warrants that the Restricted Holder has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the Restricted Holder, enforceable in accordance with its terms. The Restricted Holder shall execute and/or cause to be delivered to the Company such instruments and other documents and shall take such other actions as the Company may reasonably request to effectuate the intent and purposes of this Agreement.

(j) Entire Agreement. This Agreement and the SPA collectively set forth the entire understanding of the Company and the Restricted Holder relating to the subject matter hereof and supersedes all other prior agreements and understandings between the Company and the Restricted Holder relating to the subject matter hereof.

(k) Non-Exclusivity. The rights and remedies of the Company hereunder are not exclusive of or limited by any other rights or remedies which the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

(l) Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company and the Restricted Holder.

(m) Assignment. This Agreement and all obligations of the Restricted Holder hereunder are personal to the Restricted Holder and may not be transferred or delegated by the Restricted Holder at any time unless the transferee or delegee executes a separate lock-up/leak-out agreement with the Company in substantially the same form as this Agreement, subject to a lock-up/leak out schedule as the one that’s applicable to the Restricted Holder pursuant to this Agreement. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity without obtaining the consent or approval of the Restricted Holder.

(n) Binding Nature. Subject to Section 3(m) above, this Agreement will inure to the benefit of the Company and its successors and assigns and will be binding upon the Restricted Holder and the Restricted Holder’s representatives, executors, administrators, estate, heirs, successors and assigns.

(o) Survival. Each of the representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Acquisition.

(p) Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

CONTENT CHECKED HOLDINGS, INC.

By:	/s/ Kris Finstad
Name:	Kris Finstad
Title:	Chief Executive Officer

RESTRICTED HOLDER: (to be signed by the Restricted Holder)

Kalle Bergman

/s/ Kalle Bergman
(signature)

Address: (to be completed by the Restricted Holder)

Email: ___________________________________________